   As filed with the Securities and Exchange Commission on November 13, 2000
                                                   Registration No. 333-________
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       _________________________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     under
                          The Securities Act of 1933

                                C-COR.net Corp.
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                  Pennsylvania                              24-0811591
----------------------------------------------------  -------------------------
        (State or other jurisdiction of                  (I.R.S. Employer
         incorporation or organization)                 Identification No.)

                 60 Decibel Road
          State College, Pennsylvania                          16801
----------------------------------------------------  -------------------------
    (Address of Principal Executive Offices)                (Zip Code)

            C-COR.net Corp. Supplemental Executive Retirement Plan
            ------------------------------------------------------
                           (Full title of the plan)

                 David A. Woodle, Chairman, President and CEO
                                C-COR.net Corp.
                                60 Decibel Road
                       State College, Pennsylvania 16801
                     -------------------------------------
                    (Name and address of agent for service)

                                (814) 238-2461
          -----------------------------------------------------------
         (Telephone number, including area code, of agent for service)
                                with a copy to:
                          Robert C. Gerlach, Esquire
                    Ballard Spahr Andrews & Ingersoll, LLP
                        1735 Market Street, 51st Floor
                       Philadelphia, Pennsylvania 19103
                                (215) 665-8500

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

------------------------------------------------------------------------------------
                                  Proposed              Proposed
Title of                          Maximum               Maximum
Securities        Amount          Offering              Aggregate       Amount of
to be             to be           Price Per             Offering        Registration
Registered        Registered(1)   Share or Obligation   Price           Fee
------------------------------------------------------------------------------------
Common Stock,
par value $.05    25,000          $14.03(2)             $350,750(2)     $92.60
per share         shares

Deferred
Compensation
Obligations       $5,000,000       $1.00(3)             $5,000,000(3)   $1,320.00
------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) this Registration Statement is deemed to cover an indeterminate amount of additional shares of C-COR.net Corp. Common Stock issuable in the event the number of outstanding shares of the Company is increased by split-up, reclassification, stock dividend and the like.
(2) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c), the price shown is based upon the average of the high and low price of C-COR.net Corp. Common Stock on November 9, 2000, as reported on the Nasdaq National Market System.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h).

         PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who participate in the C-COR.net Corp. Supplemental Executive Retirement Plan (the "Plan").

         PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
          ----------------------------------------

          The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") by C-COR.net Corp. (the "Company") (File No. 0-10726) are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000;
(2) the Company's Report on Form 10-Q for the period ended September 29, 2000;
(3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 27, 1982 (as amended by Form 8-A/A filed with the Commission on July 3, 1990); and (4) the description of the Company's Series A Junior Participating Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on August 30, 1999.

          Each document filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 Item 4.  Description of Securities.
          --------------------------

          The following is a description of the Plan and the securities being registered, and in the event there is a conflict between this description and the provisions of the Plan, the provisions of the Plan will control.

          Under the Plan, certain highly compensated members of senior management and employees of the Company (and certain of its subsidiaries) may defer a portion of their eligible compensation for retirement purposes. "Eligible compensation" means the compensation that would have been recognized under the tax-qualified C-COR.net Corp. Retirement Savings and

Profit Sharing Plan, if such compensation were not required to be reduced by any deferrals made under the Plan, nor limited by any maximum stated in the Internal Revenue Code of 1986, as amended (the "Code"). The committee that administers the Plan (the "Committee") is appointed by the Company's Board of Directors (the "Board") and has the discretion to determine who may participate in the Plan. The Plan is not subject to most provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The securities being registered represent the Company's unsecured, unfunded, general obligations (the "Obligations") of the Company to pay to a Plan participant, upon the participant's retirement or other termination of employment, the value of the participant's vested bookkeeping account adjusted to reflect the performance, whether positive or negative, of the selected investment benchmark(s) during the deferral period in accordance with the terms of the Plan (the "Benefit").

          The Obligations will rank pari passu with the Company's other unsecured and unsubordinated indebtedness. This means that participants will have no greater rights than other Company creditors to satisfaction of their claims under the Plan. The Obligations are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

          Amounts deferred by the employee pursuant to the Plan will be credited by book entry to the participant's bookkeeping account. Additionally, the Company will contribute to each participant's bookkeeping account an employer matching contribution equal to the current employer matching contribution of the C-COR.net Corp. Retirement Savings and Profit Sharing Plan. The Company has reserved the right to amend or terminate this matching contribution. Participants are 100% vested in the compensation amounts they defer and will vest in the employer matching contribution in accordance with the schedule set forth in the Plan.

          Each participant has the opportunity to designate one or more investment benchmark(s) (selected by the Committee) by which the participant's bookkeeping account will be periodically credited or debited, as appropriate, to reflect gain or loss from the hypothetical investment in the investment benchmark(s) (as if the deferred compensation had actually been so invested). One of the available investment benchmarks is the Company's Common Stock, $.05 par value per share (the "Common Stock"). A participant may make changes to such investment benchmark(s), both as to new contributions and/or to change prospectively existing amounts in the participant's bookkeeping account, by making elections in accordance with procedures adopted by the Committee. The Company is not obligated to in fact invest Company assets, or any other assets, in the investment benchmark(s) chosen by the participants.

          Each participant shall make an election prior to his or her enrollment into the Plan as to the timing and form in which his or her Benefit will be distributed. The Committee may, in its sole discretion, allow a distribution to a participant in the event of a financial hardship. Distribution of all or any part of a participant's Benefit shall be made by the Company pursuant to the participant's election, or as soon thereafter is practicable in accordance with the terms of the Plan. Participants who have elected Company Common Stock as their investment benchmark for all or part of their bookkeeping account may make a request to the Committee to receive, for the portion of their bookkeeping account subject to this investment benchmark, the distribution of such Benefit in-kind, in forms of shares of Company Common Stock rather than in cash. The Committee determines in its sole discretion whether or not such an in-kind distribution will be permitted.

          The Obligations may be satisfied from the Company's general corporate assets. Alternatively, the Company has established a grantor trust (as described in Sections 671-678 of the Code and commonly referred to as a "rabbi trust") to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by the rabbi trust, except as general creditors of the Company. Assets of any rabbi trust will at all times be subject to the claims of the Company's general creditors. The Company can choose to contribute or not to contribute amounts to the rabbi trust, in order to fund the payment of the Obligations.

          The Company reserves the right to amend, modify or terminate the Plan, or suspend any of its provisions, except that no such amendment, modification or termination shall adversely affect the right of any participant to the amounts credited to or accrued in his or her bookkeeping account at the time of such amendment, modification or termination.


Item 5.   Interests of Named Experts and Counsel.
          ---------------------------------------

          Not applicable.


Item 6.   Indemnification of Directors and Officers.
          ------------------------------------------

          Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988 permits, and in some cases requires, the indemnification of officers, directors and employees of the Company. Article VII-Section 7-1 of the Company's bylaws provides that the Company shall indemnify any director or officer of the Company against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him, including actions or suits by or in the right of the Company, by reason of the fact that he is or was a director or officer of the Company, its parent or any of its subsidiaries, or acted as a director or officer or in any other capacity on behalf of the Company, its parent or any of its subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          The Board of Directors by resolution may similarly indemnify any person other than a director or officer of the Company to the fullest extent now or hereafter permitted by law for liabilities incurred by him in connection with services rendered by him for or at the request of the Company, its parent or any of its subsidiaries.

Item 7.   Exemption from Registration Claimed.
          ------------------------------------

          Not applicable.

Item 8.   Exhibits.
          ---------

Number    Exhibit
------    -------

4.1       Specimen copy of common stock certificate

4.2 C-COR.net Corp. Supplemental Executive Retirement Plan, effective May 1, 1996, as amended and restated through September 1, 2000

5         Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1      Consent of KPMG LLP

23.2      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
          Exhibit 5)

Item 9.   Undertakings.
          -------------

          A.   The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the

"Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of State College, Commonwealth of Pennsylvania, on November 13, 2000.


                                C-COR.net Corp.



                                By:  /s/ David A. Woodle
                                   -----------------------------
                                   David A. Woodle
                                   Chairman, President and Chief
                                   Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Title                           Date
     ---------                     -----                           ----


/s/ David A. Woodle           Chairman, President and Chief    November 13, 2000
----------------------------  Executive Officer and
David A. Woodle               Director (Principal Executive
                              Officer)


/s/ Christine Jack Toretti    Director                         November 13, 2000
----------------------------
Christine Jack Toretti


/s/ Donald M. Cook, Jr.       Director                         November 13, 2000
----------------------------
Donald M. Cook, Jr.


/s/ I.N. Rendall Harper, Jr.  Director                         November 13, 2000
----------------------------
I.N. Rendall Harper, Jr.


/s/ John J. Omlor             Director                         November 13, 2000
----------------------------
John J. Omlor

/s/ Frank Rusinko, Jr.        Director                         November 13, 2000
----------------------------
Frank Rusinko, Jr.


/s/ James J. Tietjen          Director                         November 13, 2000
----------------------------
James J. Tietjen


/s/ Michael J. Farrell        Director                         November 13, 2000
----------------------------
Michael J. Farrell


/s/ William T. Hanelly        Vice President -                 November 13, 2000
----------------------------  Finance, Treasurer
William T. Hanelly            and Secretary (Principal
                              Financial Officer)

/s/ Joseph E. Zavacky         Controller and                   November 13, 2000
----------------------------  Assistant Secretary
Joseph E. Zavacky             (Principal Accounting
                              Officer)

                                 EXHIBIT INDEX



Number    Exhibit
------    -------

4.1       Specimen copy of common stock certificate

4.2 C-COR.net Corp. Supplemental Executive Retirement Plan, effective May 1, 1996, as amended and restated through September 1, 2000

5         Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1      Consent of KPMG LLP

23.2      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
          Exhibit 5)